EXHIBIT 11.1

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                         THE NEIMAN MARCUS GROUP, INC.


Computation of average number of shares outstanding used in determining primary and fully diluted earnings per share:


(Shares in 000's)                For the Thirty-nine Weeks Ended      For the Thirteen weeks Ended
                                        April 30,         May 1,          April 30,         May 1,
                                             1994           1993               1994           1993

Primary
1. Weighted average number of
   common shares outstanding               37,943         37,480             37,956         37,865


2. Assumed exercise of certain
   stock options based on average
   market value                                -             116                 -             165


3. Weighted average number of
   shares used in primary per
   share computations                      37,943         37,596             37,956         38,030




Fully diluted (A)

1. Weighted average number of
   common shares outstanding               37,943         37,480             37,956         37,865

2. Assumed exercise of all
   dilutive options based on
   higher of average or
   closing market value                        -             144                 -             165

3. Weighted average number of
   shares used in fully diluted
   per share computations                  37,943         37,624             37,956         38,030



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(A)  This calculation is submitted in accordance with Securities Exchange Act of l934 Release No. 9083 although not required by Footnote 2 to Paragraph l4 of APB Opinion No. l5 because it results in dilution of less than 3%.